EXHIBIT (c)(16)


                          GUARANTY AND PLEDGE AGREEMENT
                          -----------------------------



         THIS GUARANTY AND PLEDGE AGREEMENT (the "Agreement") is made and entered into as of this 31st day of October, 1996, by and between The Cross Country Group, L.L.C. ("Secured Party") and Homeowners Group, Inc. ("Pledgor").

                                    RECITALS

         WHEREAS, simultaneous with the execution and delivery of this Agreement, Secured Party has acquired from Acceleration National Insurance Company all its rights under that certain judgment in consolidated cases styled Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., et al, in the Court of Common Pleas, Franklin County, Olio, Case No. 91 CVH 1 1-9404 and 94CVHO5-3083 (the "Judgment");

         WHEREAS, Secured Party, Pledgor and Homeowners Marketing Services, Inc. ("HMSI") have, contemporaneously with the execution of this Guaranty and Pledge Agreement, entered into a Settlement Agreement with respect to the Judgment to, among other things, extend the date by which amounts payable by HMSI must be paid (the "Settlement Agreement");

         WHEREAS, Pledgor is the owner of a stock certificate evidencing 1,000 shares of stock of HMSI (the "HMSI Stock"), representing a 100% interest in HMSI;

         WHEREAS, Pledgor is the owner of a stock certificate evidencing 500 shares of Homeowners Marketing Services International, Inc. ("HMSII) stock (the "HMSII Stock"), representing a 100% interest in HMSII;

         WHEREAS, CC Acquisition Corporation, an affiliate of the Secured Party, has confirmed its intent to consummate the transactions described in that certain Agreement and Plan of Merger dated as of May 14, 1996 among Pledgor, CC Acquisition Corporation and The Cross Country Group, Inc,, as amended by amendment of even date herewith;

         WHEREAS, Secured Party has required that Pledgor enter into this Guaranty and Pledge Agreement as a condition to the Secured Party entering into the Settlement Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained here' and for other good and valuable consideration, the parties hereto agree as follows:

                                    AGREEMENT

         1. Guarantee of Obligations. In consideration of Secured Party's execution of the Settlement Agreement, Pledgor hereby absolutely and unconditionally guarantees to Secured Party the performance of the obligations of HMSI under the Judgment and the Settlement Agreement.












         2. Pledge of Pledged Shares.  As security for the guaranty set forth in
Section I above, Pledgor hereby pledges to Secured Party, and grants to Secured Party, a first priority security interest in the HMSI Stock and the HMSII Stock (collectively, the "Pledged Shares").

         3. Delivery of Pledged Shares. The certificates representing the Pledged Shares are hereby delivered to Secured Party, to be held by Secured Party, in accordance with the terms of this Agreement, accompanied by duly executed instruments of transfer.

         4. Representations of Pledgor. Pledgor hereby represents and warrants that it is the record and beneficial holder of the Pledged Shares free and clear of any hens affecting the title thereto, except for liens created by this Agreement. Pledgor hereby represents and warrants that it has the right to pledge the Pledged Shares.

         5. Rights of Pledgor. During such time that Secured Party holds the Pledged Shares, and until such time as Secured Party forecloses on such Pledged Shares pursuant to the terms of paragraph 6 hereof, Pledgor shall be the owner of such Pledged Shares and shall have the right to vote and give consents with respect to the Pledged Shares and to collect and receive dividends paid in respect of the Pledged Shares, and Secured Party shall have no right to sell, transfer, pledge, hypothecate or otherwise transfer the Pledged Shares to any third party. Notwithstanding the foregoing, and in addition to its rights pursuant to Section 6 hereof, in the event that there shall be and for so long as there shall be a continuing default by Pledgor under the Judgment and/or the Settlement Agreement, Secured Party shall have the right to vote the Pledged Shares.

         6. Defaults and Remedies. (a) In the event that HMSI shall default in the performance of its obligations under the Judgment and/or the Settlement Agreement, beyond any grace or cure period provided therein, and Pledgor shall have failed within five (5) days of notice thereof from Secured Party to cure the same, Secured Party shall have all rights with respect to the Pledged Shares as shall be provided to Secured Party under the Uniform Commercial Code as then in effect in the State of Florida.

         (b) Pledgor agrees that any notice by the Secured Party of the proposed disposition of the Pledged Shares or any other intended action hereunder, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to Pledgor if the notice is sent by a recognized overnight delivery service at least ten (10) days before the action to the Pledgor at 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325 or to any other address which Pledgor has specified in writing to the Secured Party as the address to which notices shall be given to Pledgor.

         7. Release. Immediately upon the compliance in full with the Judgment and/or Settlement Agreement, in accordance with the terms thereof, Secured Party shall redeliver the Pledged Shares to Pledgor, together with all instruments of transfer delivered herewith, free and clear of any and all hens affecting title thereto, and Pledgor's obligations hereunder shall terminate.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of, and enforced in the courts of the Commonwealth of Massachusetts.











         9. Counterpart Signatures. This Agreement may be signed in one or more counterparts.

         10. Headings. The headings are for the convenience of reference only, and do not form a part hereof and in no way define, limit, describe, modify or interpret the meanings of the parties, the scope of this Agreement or the intent of any Section hereof.

         11. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation or affect of those portions of this Agreement which are valid.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       THE CROSS COUNTRY GROUP, L.L.C.



                                       By: /s/ Howard L. Wolk
                                           ------------------------------------


                                       HOMEOWNERS GROUP, INC.


                                       By: /s/ C. Gregory Morris
                                           ------------------------------------
                                           C. Gregory Morris, Vice President,
                                           Treasurer & Chief Financial Officer